Exhibit 10.1

December 18, 2017

Bernice Bell
c/o AGNC Mortgage Management, LLC

VIA ELECTRONIC MAIL

Dear Bernie:

I am pleased to notify you regarding some changes to the terms and conditions of your employment. This letter amends the terms of your employment agreement dated December 1, 2015 and revised July 1, 2016 (collectively, the “Original Letter”) and will expire if not accepted in writing prior to the close of business on December 27, 2017. Effective March 31, 2018, your title will be Senior Vice President and Chief Financial Officer of AGNC Investment Corp. and you will continue reporting to Peter Federico. Your title at AGNC Mortgage Management, LLC (the “Company”) will continue to be Senior Vice President and Chief Financial Officer.

If you accept, then effective January 1, 2018, your total rewards package from the Company will include the following:

1.	Semi-monthly salary of $18,750, which is equivalent to an annual salary of $450,000.

2.
Continued participation in the Company’s cash bonus program, which will allow you to earn an annual bonus of two-thirds of your annual base salary (the “Target Bonus”) for the period commencing January 1, 2018. Any portion of the Target Bonus to which you become entitled for a calendar year would typically be paid by March 15 of the following year. Bonuses will continue to be based on a combination of (i) the overall performance of the Company and its affiliates and (ii) your individual performance on a variety of measures, and remain subject to the complete discretion of Company management and the Board of Managers.

3.
Your continued eligibility to participate in an equity-based awards programs of the Company and/or AGNC Investment Corp. (“AGNC”) will be targeted at two-thirds of your annual base salary in the aggregate, commencing with grants made in 2019.

Please note that all equity awards will be subject to the terms and conditions of the applicable plan documents and award agreements thereunder, and in the event of any conflict between this letter and such plan documents and award agreements, the terms of the plan documents and award agreements will control. Without limiting the foregoing, all equity awards are subject to approval by the Board of Managers of the Company or the Board of Directors of AGNC, as applicable.

4.
In the event that you are involuntarily separated from service by the Company without cause (as defined below), you will be entitled to a severance payment equal to your base salary and Target Bonus at the time of separation payable in a lump sum (the “Severance Payment”) as soon as practicable (and in no event more than sixty (60) days) following your separation date. Your receipt of the Severance Payment is contingent on your signing a general release of claims no more than (60) days following your separation date in a form reasonable satisfactory to the Company. The form will be provided to you on or as soon as possible (and in all events within 15 days) after the date of your separation from service.

For purposes of this letter, “cause” shall be deemed to exist if you: (a) commit or engage in an act of fraud, embezzlement, sexual harassment, dishonesty or theft in connection with your duties for the Company; (b) are convicted of, or plead nolo contendere with respect to, an act of criminal misconduct,

December 18, 2017

involving any financial crime or an act of moral turpitude; (c) engage in an act of gross negligence or willful failure to perform your duties or responsibilities; and/or (d) materially breach or violate any Company employment policy, including its Code of Ethics.

5.	Continued participation in the Company’s Benefits program: AGNC currently pays 100% of the cost of medical, dental, and vision benefits for full-time employees and their dependents.

6.	The same entitlement to vacation and sick leave as described in your Original Letter.

I hope this general description helps you understand some of the important terms and conditions of your employment at the Company. This letter is not to be construed as an agreement of future employment, and your employment will be at will such that either party may terminate employment for any or no reason, with or without cause. Please note further that all amounts payable to you as an employee are subject to applicable withholding.

You will also continue to be subject to certain reporting requirements with regard to your personal investing activities and the Company’s Code of Ethics and Conduct.

In addition, by signing below, you agree that during your employment by the Company and the one (1) year period beginning on your separation from service with the Company, you will not, whether for your own benefit or for the benefit of any other person, directly or indirectly, communicate with any employee of the Company, AGNC of any of their affiliates in an effort to solicit, induce or attempt to solicit or induce such employee to terminate employment with the company or accept employment elsewhere.

Except for the terms provided in this letter, your Original Letter remains in full force and effect.

We appreciate your contributions to the Company during your time as an employee, and believe you will continue to be an important member our team. If you have any questions please feel free to call us at any time.

Best regards,

/s/ Peter Federico

Peter Federico
Executive Vice President and Treasurer
AGNC Mortgage Management, LLC

Agreed and accepted this 14th day of December, 2017.

/s/ Bernice E. Bell
Bernice Bell

July 1, 2016

July 1, 2016
PERSONAL AND CONFIDENTIAL
Bernice Bell
American Capital Mortgage Management, LLC
Two Bethesda Metro Center, 14th Floor
Bethesda, MD 20814

Dear Bernie:
In connection with the transactions contemplated by the Purchase and Sale Agreement, dated as of May 23, 2016, by and among American Capital Asset Management, LLC, American Capital Mortgage Management, LLC (the “Company”), American Capital, Ltd. (“ACAS”) and American Capital Agency Corp. (“AGNC”), you and the Company hereby agree to the following changes to the Employment Letter, dated as of December 1, 2015, by and between the Company and you (the “Employment Letter”).

1.Notwithstanding anything contained in your Employment Letter to the contrary, as of the date hereof, your titles shall be Senior Vice President and Chief Accounting Officer of AGNC and Senior Vice President and Chief Financial Officer of American Capital AGNC Management, LLC, and you shall report to the Executive Vice President and Chief Financial Officer of AGNC.

2.Each reference to the “Board of Managers” in your Employment Letter shall be deemed to be a reference to the “Board of Directors of American Capital Agency Corp. or its designee”.

3.Each reference to “American Capital, Ltd.” in your Employment Letter shall be deemed to be a reference to “American Capital Agency Corp.”

4.With respect to any award that the Company is obligated to provide to you (whether by your Employment Letter or otherwise) pursuant to the American Capital Mortgage Management, LLC Performance Incentive Plan – AGNC, the American Capital Mortgage Management, LLC Performance Incentive Plan – MTGE or any other similar plan (whether payable in shares of stock of ACAS, AGNC, American Capital Mortgage Investment Corp. or otherwise), the Company may (in the discretion of the Board of Directors of AGNC or its designee), in lieu thereof, provide (a) a substitute cash award, which shall be granted solely pursuant to the terms and conditions of a comparable cash incentive plan, or (b) a substitute equity award, which shall be granted solely pursuant to the terms and conditions of an equity incentive plan (but only if such a plan has received all required corporate approvals, including, if required, approval by the stockholders of AGNC). Any such substitute cash award or substitute equity award shall (i) have the same cash value as the corresponding replaced award, (ii) have the same or shorter vesting schedule as the corresponding replaced award, and (iii) provide for the accrual and payment of dividends (or a cash award of like value) in a manner comparable to the accrual and payment of dividends under the corresponding replaced award.

July 1, 2016

Very truly yours,
AMERICAN CAPITAL MORTGAGE MANAGEMENT, LLC

By: ___/s/ Gary Kain_______________
Name: Gary Kain
Title: Chief Executive Officer and
President

Accepted and Agreed:

By: /s/ Bernice Bell
Bernice Bell

December 1, 2015

Via E-mail

Bernie Bell
[ADDRESS REDACTED]

Dear Bernie:

I am pleased to notify you regarding some changes to the terms and conditions of your employment. Effective January 1, 2016, your titles will be Senior Vice President and Chief Financial Officer of American Capital Mortgage Management, LLC (the “Company” or “ACMM”), where you will continue reporting to John Erickson.

If you accept, then effective January 1, 2016, your total rewards package from the Company will initially include the following:

1.	Semi-monthly salary of $16,666.67, which is equivalent to an annual salary of $400,000.

2.
Continued participation in the Company’s cash bonus program, which will allow you to earn an annual bonus of 50% of your annual base salary (the “Target Bonus”). Under our bonus program, participants may be eligible to receive quarterly payments representing 12.5% (1/8) of their Target Bonus paid in the first three quarters. Such quarterly payments are at the discretion of Company management and its Board of Managers. Any unpaid portion of the Target Bonus may be paid by March 15 of the following year. Bonuses will be based on both the overall performance of the Company and your individual performance on a variety of measures, and remain subject to the complete discretion of Company management and the Board of Managers. Notwithstanding the foregoing, assuming you are still employed by the Company at the time year-end bonuses for 2015 would normally be paid, you will be entitled to a cumulative annual bonus for 2015 (including prior quarterly payments) of no less than $151,725.

3.
Continued participation in either or both of the American Capital Agency Management, LLC Performance Incentive Plan – MTGE (the “MTGE PIP”) or the American Capital Agency Management, LLC Performance Incentive Plan – AGNC (the “AGNC PIP,” and with the MTGE PIP, the “PIPs”)).

Please note that all equity compensation awards are subject to the terms and conditions of the applicable plan document(s) and award agreements thereunder. Without limiting the foregoing, all awards are subject to approval by the Board of Managers of the Company.

4.
In the event that you are involuntarily separated from service by the Company without cause (as defined below), you will be entitled to a severance payment equal to $600,000, payable in a lump sum (the “Severance Payment”) as soon as practicable (and in no event more than

December 1, 2015

sixty (60) days) following your separation date. Your receipt of the Severance Payment is contingent on your signing a general release of claims no more than sixty (60) days following your separation date in a form reasonably satisfactory to the Company. The form will be provided to you on or as soon as possible (and in all events within 15 days) after the date of your separation from service.

For purposes of this letter, “cause” shall be deemed to exist if you: (a) commit or engage in an act of fraud, embezzlement, sexual harassment, dishonesty or theft in connection with your duties for the Company; (b) are convicted of, or plead nolo contendere with respect to, an act of criminal misconduct, involving any financial crime or an act of moral turpitude; (c) engage in an act of gross negligence or willful failure to perform your duties or responsibilities; and/or (d) materially breach or violate any Company employment policy, including its Code of Ethics.

5.	Participation in the Company’s Benefits program, under which ACMM currently pays 100% of the cost of medical, dental, and vision benefits for full-time employees and their dependents.

6.	Five (5) weeks of vacation, subject to the Company’s Vacation Policy.

I hope this general description helps you understand some of the important terms and conditions of your continued employment at the Company. This letter is not to be construed as an agreement of future employment, and your employment will continue to be at will. Please note further that all amounts payable to you as an employee are subject to applicable withholding.

Note further that you will be subject to certain reporting requirements with regard to your personal investing activities and the Company’s Code of Ethics and Conduct.

In addition, by signing below, you agree that during your employment by the Company and the one (1) year period beginning on your separation from service with the Company, you will not, whether for your own benefit or for the benefit of any other person, directly or indirectly, communicate with any employee of the Company or any of its affiliates, including American Capital, Ltd., in an effort to solicit, induce, or attempt to solicit or induce such employee to terminate employment with the Company or accept employment elsewhere.

We appreciate your contributions to the Company during your time as an employee, and look forward to continuing to work with you. If you have any questions please feel free to call us at any time.

Best regards,

/s/ Gary Kain

Gary Kain
President and Chief Investment Officer
American Capital Mortgage Management, LLC

Agreed and accepted this 1st day of December, 2015.
____/s/ Bernie Bell____________________
Bernie Bell